Exhibit 10(n)

Director Compensation Arrangements

Until July 1, 2005, each non-employee director of the TXU Corp. Board of Directors (the “Board”) is compensated as follows:

•	An annual Board retainer of $40,000;
•	A fee of $1,500 for each Board meeting attended and $1,250 for each committee meeting attended;
•
Members of the Nuclear Committee, the Business Development Committee and the Special Derivative Demand Committee receive annual retainers of $5,000, and members of the Audit Committee receive an annual retainer of $2,000; and

•	Chairs of each committee received an additional fee of $500 for service as chair at each meeting attended.

Effective July 1, 2005, each non-employee director of the Board will be compensated as follows:

•	An annual Board retainer of $45,000;
•	A fee of $1,500 for each Board meeting attended and $1,250 for each committee meeting attended;
•	An annual fee of $5,000 for non-chair members of the Audit and Nuclear Committees;
•	An annual fee of $10,000 for service as chair of the Audit and Nuclear Committees;
•	An annual fee of $5,000 for service as chair of any other Board committee;
•	An annual grant of TXU Corp. restricted stock units having value of $60,000; and
•	An additional annual fee of $10,000 for service as Lead Director of the Board.

Directors who are officers, or former officers, of TXU Corp. do not receive any fees for service as a director. All directors are reimbursed for reasonable expenses incurred in connection with their services as directors, which may include use of company aircraft, if available and approved in advance by appropriate company personnel.

In conjunction with the compensation changes effective July 1, 2005, the Board also adopted stock ownership requirements for its members. In general, it is expected that each Director will hold TXU Corp. common stock having a value of at least (i) $75,000 within two years of joining the Board and (ii) $150,000 within four years of joining the Board. The first assessment of compliance to these guidelines will be as of June 30, 2007.

Directors who receive a retainer for their service as a director may elect to defer, in increments of 25%, all or a portion of their annual Board retainer pursuant to the TXU Deferred Compensation Plan for Outside Directors (the “Directors’ Plan”). Amounts deferred are matched by the TXU Corp. on the basis of $1.50 for each $1.00 deferral. Under the Directors’ Plan, a trustee purchases TXU Corp. common stock with an amount of cash equal to each participant’s deferred retainer and matching amount, and accounts are established for each participant containing performance units equal to such number of common shares. Directors’ Plan investments, including reinvested dividends, are restricted to TXU Corp. common stock. On the expiration of the applicable maturity period (not fewer than three nor more than ten years, as selected by the participant) or upon death or disability while serving as a director, the value of the participant’s maturing accounts is paid in cash based on the then current value of the performance units. Deferrals under the Directors Plan made after December 31, 2004, are subject to the provisions of Section 409A of the Internal Revenue code (“Section 409A”). Section 409A was enacted as part of the American Jobs Creation Act of 2004 (“2004 Deferred Compensation Legislation”) and substantially impacts the federal income tax rules associated with the deferral of income under nonqualified deferred arrangements. A transitional relief period will apply to the 2004 Deferred Compensation Legislation during which the Internal Revenue Service and the Treasury Department are expected to issue guidance and plans will be permitted to be amended for compliance with the 2004 Deferred Compensation Legislation. Accordingly, certain provisions of the Directors’ Plan may be modified in order to comply with the requirements of the 2004 Deferred Compensation Legislation and such guidance. Effective July 1, 2005, the Directors’ Plan was amended to no longer provide TXU Corp.’s matching amount and to allow deferral of the Board retainer and the restricted stock units.